Exhibit 99.2
SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

Morton Spiegel, Derivatively On Behalf Of Nominal	)
Defendant GOLDMAN SACHS GROUP, INC.	)	Index No.
)
Plaintiff,	)
)
vs.	)
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Lloyd C. Blankfein, Gary D. Cohn, Fabrice Tourre, John	)
H. Bryan, Claes Dahlbäck, Stephen Friedman, William	)
W. George, Rajat K. Gupta, James A. Johnson, Lois D.	)
Juliber, Lakshmi N. Mittal, James J. Schiro, Ruth J.	)	JURY TRIAL DEMANDED
Simmons,	)
)
Defendants,	)
)
and	)
)
GOLDMAN SACHS GROUP, INC.,	)
)
Nominal Defendant.	)

SHAREHOLDER DERIVATIVE COMPLAINT
     Plaintiff, Morton Spiegel (“Plaintiff”), derivatively and on behalf of nominal defendant Goldman Sachs Group, Inc. (“Goldman Sachs” or the “Company”), by and through his attorneys, alleges the following based upon his personal knowledge as to himself and his own acts, and as to all other matters upon information and belief based upon, inter alia, the investigation made by and through his attorneys:
INTRODUCTION
     1. This is a shareholder’s derivative action brought on behalf of Goldman Sachs against certain of its officers and the entire board of directors (the “Board”) seeking to remedy defendants’ violations of law, including, but not limited to, breaches of fiduciary duty during a period from 2004 to the present (the “Relevant Period”), that have caused substantial financial loss to Goldman Sachs and damaged its reputation and goodwill.

     2. Between 2004 and 2007, Goldman Sachs engaged in 23 “Abacus” transactions, each based at least in part upon highly leveraged synthetic collateralized debt obligations (“CDOs”) tied to the performance of subprime residential mortgage-backed securities (“RMBS”). In these Abacus transactions, Goldman Sachs issued at least $7.8 billion of Abacus notes, but due to the leveraged nature of the underlying securities, the risk represented by the notes was many multiples higher. Defendants failed to design and implement internal controls with respect to the evaluation, approval and management of the structure, risk, marketing and distribution of the Company’s Abacus transactions of synthetic CDOs. Defendants further failed to institute a system of internal controls to assure that the Company’s Abacus transactions were conducted in compliance with the federal securities laws and that Goldman Sachs was not representing conflicting interests in the structuring and marketing of these Abacus transactions.
     3. During the Relevant Period, committees were reviewing and approving the proposed transactions at issue without participation by independent members of the Board. The Risk Committee of Goldman Sachs was in charge of monitoring financial risk but this Committee consisted solely of management level employees that predominantly had worked in two or more divisions and had an average tenure with the Company of 17 years. Similarly, the Mortgage Capital Committee, which specifically authorized the structuring and marketing of the Abacus transactions, consisted of approximately a dozen senior Goldman Sachs executives. Therefore, the 23 Abacus transactions were neither approved or reviewed by independent members of the Board, but instead were reviewed and approved by long term members of management whose compensation was directly linked to the approval and completion of the proposed transactions.

     4. The Risk and Mortgage Capital Committees approved the issuance and marketing of Abacus 2007-AC1. The marketing materials for Abacus 2007-AC1, including the term sheet, flip book and offering memorandum all represented that the reference portfolio of RMBS underlying the CDO was selected by ACA Management LLC (“ACA”), a third-party with experience analyzing credit risk in RMBS. These marketing materials failed to disclose that in fact: (i) Paulson & Co. Inc. (“Paulson”), with economic interests directly adverse to investors in the Abacus 2007-AC1, played a significant role in the selection of the reference portfolio; (ii) after participating in the selection of the reference portfolio, Paulson effectively shorted the RMBS portfolio underlying Abacus 2007-AC1 by entering into credit default swaps (“CDS”) with Goldman Sachs to buy protection on specific layers of the Abacus 2007-AC1 capital structure; and (iii) that Goldman Sachs had strong ties to ACA, the purportedly independent collateral manager for the transaction, and in fact Alan S. Rosenman, the CEO of ACA, is married to or cohabitates with Frances R. Bermazohn, Goldman Sachs’ managing director and deputy general counsel.
     5. The Abacus 2007-AC1 transaction closed on April 26, 2007, and Paulson paid Goldman Sachs approximately $15 million for structuring and marketing Abacus 2007-AC1. By October 24, 2007, 83% of the RMBS in the Abacus 2007-AC1 portfolio had been downgraded and 17% were on negative watch. By January 29, 2008, 99% of the portfolio had been downgraded. As a result, investors in Abacus 2007-AC1 CDO lost over $1 billion. Paulson’s opposite CDS positions yielded a profit of approximately $1 billion for Paulson.
     6. Goldman Sachs is now the subject of a civil enforcement action by the United States Securities and Exchange Commission (the “SEC”), and faces civil liability of over $1 billion arising from structuring, marketing and misrepresenting the Abacus 2007-AC1 transaction for the undisclosed benefit of Paulson.
     7. The Individual Defendants (defined below) engaged in a systematic failure to exercise oversight of the Company’s 23 Abacus transactions which were completed over a three and half year period. As a direct and legal result of the Individual Defendants’ wrongful conduct, Goldman Sachs has been significantly and materially damaged, faces billions of dollars of liability, has incurred and will continue incur millions of dollars of expense in defending the claims against the SEC and investors, and has suffered serious damage to its reputation and image.
     8. The current members of the Board are antagonistic to this lawsuit, such that making a demand on the Board would be futile. Each of the Individual Defendants faces a substantial likelihood of non-exculpated liability for their complete abdication of their responsibility to monitor and manage the affairs of the Company over a three and half year period, thereby disabling them from impartially considering a demand concerning the subject matter of this suit.
JURISDICTION AND VENUE
     9. Venue is proper in this Court because Goldman Sachs’ principal place of business is in this County.
     10. This Court has jurisdiction over Defendants because Defendants transact business within the State, have committed tortious acts within the State and have committed tortious acts outside the State that have caused injury to persons and property within the State.
THE PARTIES
     11. Plaintiff is and has been the owner of Goldman Sachs common stock at all times relevant to this lawsuit.

     12. Nominal defendant Goldman Sachs Group Inc. is a corporation organized and existing under the laws of Delaware, with its principal executive offices located at 200 West Street, New York, New York, 10282.
     13. Defendant Lloyd C. Blankfein (“Blankfein”) is and has been Chairman and Chief Executive Officer of the Company since June 2006 and a director since 2003. Previously, he was President and Chief Operating Officer of the Company since January 2004. Prior to that, from April 2002 until January 2004, he was a Vice Chairman of Goldman Sachs, with management responsibility for the Company’s Fixed Income, Currency and Commodities Division (“FICC”) and Equities Division (“Equities”). Prior to becoming a Vice Chairman, he had served as co-head of FICC since its formation in 1997. From 1994 to 1997, he headed or co-headed the Currency and Commodities Division. He is affiliated with certain non-profit organizations, including as a member of the Dean’s Advisory Board at Harvard Law School, the Harvard University Committee on University Resources and the Advisory Board of the Tsinghua University School of Economics and Management, an overseer of the Weill Medical College of Cornell University, and a co-chairman of the Partnership for New York City.
     14. Defendant Gary D. Cohn (“Cohn”) is and has been President and Chief Operating Officer of the Company since April 2009 and a director since June 2006, and President and Co-Chief Operating Officer from June 2006 through March 2009. Previously, Cohn was the co-head of Goldman Sachs’ global securities businesses since January 2004, the co-head of Equities since 2003, and the co-head of FICC for the Company since September 2002. From March 2002 to September 2002, Cohn served as co-chief operating officer of FICC. Prior to that, beginning in 1999, Cohn managed the FICC macro businesses. From 1996 to 1999, he was the global head of Goldman Sachs’ commodities business. He is affiliated with certain non-profit organizations, including as a member of the Treasury Borrowing Advisory Committee of the Securities Industry and Financial Markets Association and as a trustee of the Gilmour Academy, NYU Hospital, NYU Medical School, the Harlem Children’s Zone and American University.
     15. Defendant Fabrice Tourre at all relevant times was Vice President on the structured product correlation trading desk at Goldman Sachs headquarters in New York City. Tourre was the Goldman Sachs agent, representative and employee principally responsible for the structuring and marketing of Abacus 2007-AC1.
     16. Defendant John H. Bryan (“Bryan”) is and has been a director of Goldman Sachs since November 1999. Bryan is the retired Chairman and Chief Executive Officer of Sara Lee Corporation, where he spent more than 25 years overseeing the global consumer products company. He served as its Chief Executive Officer from 1975 to June 2000 and as its Chairman of the Board from 1976 until his retirement in October 2001. Bryan has been a director of Amoco, BP p.l.c. and General Motors Corporation. Bryan was also the past Chairman of the Grocery Manufacturers of America, Inc. and the past Vice Chairman and a current member of The Business Council. He also served as Co-Chairman of the World Economic Forum’s annual meetings in 1994, 1997 and 2000. In addition, Bryan is affiliated with certain non-profit organizations, including as a Life Trustee of The University of Chicago, as the past Chairman and Life Trustee of the Board of Trustees of The Art Institute of Chicago, as Chairman of the Board of Directors of Millennium Park, Inc., and as the past Chairman and a current member of The Chicago Council on Global Affairs. He is also the past Chairman of Catalyst.
     17. Defendant Claes Dahlbäck (“Dahlbäck”) has been a director of Goldman Sachs since June 2003. From 1999 through 2002, Dahlbäck served as an international advisor to Goldman Sachs. Dahlbäck serves as a Senior Advisor to Investor AB, a Swedish-based investment company, and is also a Senior Advisor at Foundation Asset Management, which is owned by three Wallenberg Foundations and which acts as advisor to the Foundations with respect to their holdings. He previously served as Investor AB’s nonexecutive Chairman from April 2002 until April 2005, its Vice Chairman from April 1999 until April 2002 and its President and Chief Executive Officer from 1978 until April 1999. Dahlbäck has served as a director of Gambro AB, and Stora Enso OYJ. Dahlbäck is affiliated with certain non-profit organizations, including as a member of the Royal Swedish Academy of Engineering Sciences and of Naval Sciences, as Honorary Doctor and Director of the Stockholm School of Economics, as Chair of the Leader of the Year Award, as Chair of the Stockholm School of Economics Association and as Commander of the Order of the White Rose of Finland. He is also a recipient of the Swedish Kings medal of the Twelfth Dimension with the Seraphim ribbon.
     18. Defendant Stephen Friedman (“Friedman”) has been a director of Goldman Sachs since April 2005. Friedman joined Goldman Sachs in 1966 and worked his way up to Senior Partner and Chairman of the Management Committee of The Goldman Sachs Group, L.P., before his retirement in 1994. Since June 2006 Friedman has been the Chairman of Stone Point Capital, a private equity firm, and a member of the Investment Committees of the Trident Funds; from May 2005 until then, he was a Senior Advisor to Stone Point Capital. Friedman is also Chairman of the Board of Harbor Point Limited. In addition, Friedman was Chairman of the President’s Intelligence Advisory Board and Chairman of the Intelligence Oversight Board from January 2006 to January 2009. He served as Assistant to the President for Economic Policy and Director of the National Economic Council from December 2002 until December 2004. Friedman is also a past Chairman of the Federal Reserve Bank of New York. From 1998 until December 2002, Friedman was a senior principal of MMC Capital, the predecessor of Stone Point Capital.

Friedman also previously was a director of Wal-Mart Stores, Fannie Mae, AXIS Capital Holdings Limited, Sedgwick CMS Holdings, Inc. and Vertafore, Inc. In addition, he is affiliated with certain non-profit organizations, including as a board member of the Council on Foreign Relations, Memorial Sloan Kettering and The Aspen Institute.
     19. Defendant William W. George (“George”) has been a director of Goldman Sachs since December 2002. George was Chief Executive Officer of Medtronic, Inc. from May 1991 to May 2001 and its Chairman of the Board from April 1996 until his retirement in April 2002. George joined Medtronic in 1989 as President and Chief Operating Officer. Prior to joining Medtronic, he spent ten years as a senior executive with Honeywell International Inc. and ten years with Litton Industries, primarily as President of Litton Microwave Cooking. George is a Professor of Management Practice at the Harvard Business School, where he teaches leadership and leadership development. George was formerly Professor of Leadership and Governance at the International Institute for Management Development from January 2002 until May 2003, Visiting Professor of Technology Management at the Ecole Polytechnique Federate de Lausanne from January 2002 until May 2003 and an Executive-in-Residence at the Yale School of Management from September 2003 through December 2003. George has published extensively on leadership and corporate governance issues. George is also on the board of directors of Exxon Mobil Corporation, where he sits on the Board Affairs Committee, Advisory Committee on Contributions and is chairman of the Compensation Committee. He has also been a director of Novartis AG and Target Corporation. In addition, he is affiliated with certain non-profit organizations, including as a board member of the World Economic Forum USA and the Guthrie Theater and as a member of the Carnegie Endowment for International Peace.

     20. Defendant Rajat K. Gupta (“Gupta”) has been a director of Goldman Sachs since 2006. Gupta is Senior Partner Emeritus of McKinsey & Company and Chairman of New Silk Route, a private equity firm, in each case since 2008. Gupta previously served as McKinsey & Company’s Worldwide Managing Director from 1994 until 2003 and Senior Partner Worldwide between from 2003 to 2007, and during his tenure oversaw the global expansion of that firm. Prior to that, Gupta held a variety of positions at McKinsey & Company since 1973, where he provided management consulting services across a variety of industries. He advised the chief executive officers and boards of directors at many leading companies on issues related to strategy, organization and operations. Gupta is currently on the boards of the following public companies in addition to Goldman Sachs AMR Corporation, where he sits on the Audit Committee, Genpact LTD, where he is Chairman of the Board and sits on the Compensation Committee and Nominating and Governance Committee, Harman International where he sits on the Nominating and Governance Committee and Procter & Gamble, where he sits on the Audit Committee and Innovation & Technology Committee. Gupta is also an independent director of Qatar Financial Authority. Gupta is affiliated with certain non-profit organizations, including as Chairman of the Indian School of Business, the Public Health Foundation of India and the Advisory Board of the Gates Foundation, Chairman-elect of the International Chamber of Commerce and Co-Chair of the American India Foundation. Mr. Gupta also served as the United Nations Secretary-General’s Special Advisor on UN management reform.
     21. Defendant James A. Johnson (“Johnson”) has been a director of Goldman Sachs since May 1999. Johnson has been a Vice Chairman of Perseus, L.L.C., a merchant banking and private equity firm, since April 2001. From January 2000 to March 2001, Johnson served as Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. From January through December 1999, Johnson was Chairman of the Executive Committee of Fannie Mae, having previously served as its Chairman and Chief Executive Officer from February 1991 through December 1998 and its Vice Chairman from 1990 through February 1991. Johnson is on the boards of Forestar Group Inc. where he is chair of the Management Development and Executive Compensation Committee, formerly a subsidiary of Temple-Inland Inc., and Target Corporation, where he chairs the Corporate Governance Committee and the Compensation Committee, and sits on the Executive Committee, and Corporate Responsibility Committee. Johnson has also been a director of the following public companies in the past five years: Gannett Co., Inc., KB Home, Temple-Inland and UnitedHealth Group Inc. Johnson is also affiliated with certain non-profit organizations, including as Chairman Emeritus of the John F. Kennedy Center for the Performing Arts, as a member of each of the American Academy of Arts and Sciences, the American Friends of Bilderberg and the Council on Foreign Relations, and as an honorary trustee of The Brookings Institution.
     22. Defendant Lois D. Juliber (“Juliber”) has been a director of Goldman Sachs since March 2004. Juliber was a Vice Chairman of the Colgate-Palmolive Company from July 2004 until March 2005. Juliber served as Colgate-Palmolive’s Chief Operating Officer from March 2000 to September 2004, as its Executive Vice President — North America and Europe from 1997 until March 2000 and as President of Colgate North America from 1994 to 1997. Juliber is also a member of the board of E. I. du Pont de Nemours and Company, where she chairs the Audit Committee and sits on the Strategic Direction Committee and Corporate Governance Committee, and Kraft Foods Inc., where she sits on the Compensation Committee and Public Affairs Committee. Juliber is also affiliated with certain non-profit organizations, including as

Chairman of The MasterCard Foundation and a trustee of Wellesley College and Women’s World Banking.
     23. Defendant Lakshmi N. Mittal (“Mittal”) has been a director of Goldman Sachs since June 2008. Mittal has been Chairman and Chief Executive Officer of ArcelorMittal S.A. since May 2008. Mittal previously served as ArcelorMittal’s President and Chief Executive Officer from November 2006 to May 2008. Prior to that, Mittal was Chief Executive Officer of Mittal Steel Company N.V. (formerly the LNM Group) since 1976, when he founded the company. Mittal also serves as a director on the boards of ArcelorMittal, where he is Chairman of the Board, European Aeronautic Defence and Space Company EADS N.V., and ICICI Bank Limited. In addition, Mittal is affiliated with non-profit organizations, including as a member of the International Business Council of the World Economic Forum, the Advisory Board of the Kellogg School of Management at Northwestern University, the Board of Trustees of Cleveland Clinic, the Executive Committee of World Steel Association and the Executive Board of the Indian School of Business, and as a Golden Patron of The Prince’s Trust.
     24. Defendant James J. Schiro (“Schiro”) has been a director of Goldman Sachs since May 2009. Schiro is the former Chief Executive Officer of Zurich Financial Services, a position he held from 2002 until December 2009. Schiro previously served as Zurich’s Chief Operating Officer — Finance from March 2002 to May 2002. Prior to that, Schiro was Chief Executive Officer of PricewaterhouseCoopers LLP from 1998 to 2002 and Chairman and Chief Executive Officer of Price Waterhouse from 1995 to 1998, having previously held a variety of other positions at Price Waterhouse since 1967. Schiro also serves as a member of the board of directors of PepsiCo, Inc., where he chairs the Audit Committee and Royal Philips Electronics, where he sits on the Corporate Governance and Nomination & Selection Committee. In addition,

Schiro is a director of certain non-profit organizations, including St. John’s University, a member of the Advisory Board of the Tsinghua University School of Economics and Management, a trustee of each of the Institute for Advanced Study and the Lucerne Festival, and Vice Chairman of the American Friends of the Lucerne Festival.
     25. Defendant Ruth J. Simmons (“Simmons”) has been a director of the Company since January 2000. Simmons has been President of Brown University since July 2001. Simmons was President of Smith College from 1995 to June 2001 and Vice Provost of Princeton University from 1992 to 1995. Simmons also serves as a member of the board Texas Instruments Inc. In addition, Simmons is affiliated with certain non-profit organizations, including as a trustee of Howard University and as a member of the American Academy of Arts and Sciences, the American Philosophical Society and the Council on Foreign Relations.
     26. The defendants identified in paragraphs 13 through and including 15 will be collectively referred to herein as the “Officer Defendants.” The defendants identified in paragraphs 13 through 14 and 16 through 25 will be collectively referred to herein as the “Director Defendants,” and the Officer Defendants and the Director Defendants will be collectively referred to as the “Individual Defendants.”
     27. By reason of their positions as officers and/or directors of the Company, the Individual Defendants are in a fiduciary relationship with the Company, as well as with Plaintiff and the other public shareholders of Goldman Sachs, and owe each the highest obligations of loyalty, good faith, fair dealing, due care and full and fair disclosure. As detailed herein, the Individual Defendants breached these responsibilities and obligations.
     28. The Individual Defendants owe fiduciary duties to exercise due care in the diligent administration of the Company’s affairs. The Director Defendants were charged with the implementation of and oversight over a sufficient system of internal controls whereby the Director Defendants could properly manage and monitor the business, risk and operations of the Company.
     29. The Individual Defendants were, and are, required to exercise reasonable and prudent supervision over all management levels as well as the Company’s policies, practices and risk controls. Thus, the Individual Defendants were, and are, required to, inter alia:
          a. Ensure that an adequate system of internal controls was in place such that Goldman Sachs complied with applicable laws;
          b. Ensure that management was conducting the affairs of the Company with the goal of maximizing shareholder value;
          c. Stay informed about Goldman Sachs’ operations, and upon receipt of notice of imprudent or unsound conditions or practices, inquire and take all steps reasonably available to correct such conditions and/or practices, truthfully disclosing all issues in connection therewith in compliance with federal and state securities laws;
          d. Establish guidelines and policies governing the structure of the Company’s operations and assumption of risk; and
          e. Establish guidelines and policies governing conflicts of interest in the structuring, issuance and marketing of securities.
     30. The conduct of the Individual Defendants complained of herein involves a reckless and/or knowing violation of their obligations as directors and officers and the absence of good faith. The Individual Defendants are imputed with the awareness that such conduct risked exposing the Company to serious injury.
SUBSTANTIVE ALLEGATIONS
Background

     31. Goldman Sachs was formed in 1869 by Marcus Goldman. The Company initially enjoyed a reputation for pioneering the use of commercial paper for entrepreneurs. Goldman Sachs expanded its operations and was invited to join the New York Stock Exchange in 1896. Then, in the early 20th century, Goldman Sachs was active in establishing the initial public offering market, and in fact managed one of the largest IPOs of the period, that of Sears, Roebuck and Company in 1906.
     32. As the Company continued to expand its investment banking operations, on May 7, 1999, Goldman Sachs was converted from a partnership to a corporation when it completed an initial public offering of common stock. Then, on September 21, 2008, Goldman Sachs became a traditional bank holding company under the Bank Holding Company Act, making it eligible for $10 billion in federal Troubled Asset Relief Program (“TARP”) funds in the form of a preferred stock investment by the U.S. Treasury.
     33. Goldman Sachs divides its businesses into three segments: Investment Banking; Trading and Principal Investments; and Asset Management and Securities Services. Within the Trading and Principal Investments segment of the Company’s business, Goldman Sachs makes markets in and trades commercial and residential mortgage-related securities and loan products, as well as other asset-backed and derivative instruments. The Company acquires positions in these products both for trading purposes as well as for securitization or syndication. Goldman Sachs also originates and services commercial and residential mortgages.
     34. The principal mortgage related securities Goldman Sachs securitized, syndicated and marketed included RMBS, CDS, CDOs and synthetic CDOs. An RMBS is directly backed by residential mortgages, where investors receive payments out of the interest and principal on the underlying mortgages. A CDS is an over-the-counter derivative contract under which a protection buyer takes essentially a short position and makes periodic premium payments and the protection seller takes essentially a long position and makes a contingent payment if a reference obligation experiences a credit event. CDOs are debt securities collateralized by debt obligations including RMBS. These securities are packaged and generally held by a special purpose vehicle (“SPV”) that issues notes entitling their holders to payments derived from the underlying assets. In a synthetic CDO, the SPV does not actually own a portfolio of fixed income assets, but rather enters into CDSs that reference the performance of a portfolio (the SPV does hold some collateral securities separate from the reference portfolio that it uses to make payment obligations).
     35. RMBS, CDOs and synthetic CDOs each offered various tranches bearing differing credit ratings ranging from AAA to BBB. The differing ratings on the notes were tied to how many of the underlying securities needed to default before the CDO classes or tranches would default. Furthermore, the sponsor of a RMBS or CDO would often purchase credit protection in the form of CDS for the highest rated or “mezzanine” level tranches of the RMBS or CDO. Such securitization enabled debt with the lowest investment-grade ratings to be transformed, in part, into AAA securities that turned out to not be as safe as that ranking suggested.
     36. Banks, such as Goldman Sachs and other originators of the loans used these vehicles to off-load the risk of mostly subprime home loans and commercial mortgages to investors, while other investors, such as Paulson, also used these vehicles as hedges for similar positions which they continued to hold or to bet against securities itself.
     37. To take advantage of the market for mortgage related securities, in late 2004 Goldman Sachs created the structured product correlation trading desk. Among the services it provided was the structuring and marketing of a series of synthetic CDOs called Abacus, whose performance was tied to RMBS but backed by highly leveraged CDS. The Company sought to protect and expand this profitable franchise in a competitive market throughout the relevant period.
     38. Between July 2004 through April 2007, as credit markets boomed, Goldman Sachs created 23 Abacus synthetic CDO transactions, issuing over $7.8 billion of Abacus notes. In each Abacus transaction Goldman Sachs offered various tranches of notes bearing varying ratings. Because of the highly leveraged nature of these securities, the risk passed to investors, or retained by Goldman Sachs to the extent they retained the notes, was many multiples higher than the face amount, the exact multiple being dependent upon the tranche purchased or held.
     39. Each of the Abacus transactions was approved by the Mortgage Capital Committee consisting of approximately twelve senior level executives, without review or participation by any of the independent members of the Board.
     40. During this three and one-half year period in which Goldman Sachs’ structured product correlation trading desk structured and marketed the highly profitable Abacus transactions, the Goldman Sachs’ officers, employees and registered agents received a substantial portion of their annual compensation and benefits based upon their performance. Thus the approval of the structuring and marketing of the Abacus transactions was left solely up to managerial level employees whose compensation was linked to the number and size of the transactions Goldman Sachs was able to close. Notably, during the period that Goldman Sachs was experiencing a boom in the credit markets and completing the Abacus transactions, Goldman Sachs’ compensation and benefit expense skyrocketed from $9.65 billion in 2004 to $20.19 billion in 2007, representing a staggering 44% of net revenues.

The Background of Abacus 2007 — AC1
     41. Paulson founded a hedge fund in 1994. Beginning in 2006, Paulson created two funds, known as the Paulson Credit Opportunity Funds, which took a bearish view on subprime mortgage loans by buying protection through CDS on various debt securities, effectively taking a short position on subprime mortgages betting the subprime mortgage market would collapse.
     42. Paulson developed an investment strategy based upon the belief that certain mid-and subprime RMBS rated “Triple B,” meaning bonds rated “BBB” by Standard & Poor’s Ratings & Services (“S&P”) or “Baa2” by Moody’s Investors Services, Inc. (“Moody’s”), would experience credit events. The Triple B tranche is the lowest investment grade RMBS and, after equity, the first part of the capital structure to experience losses associated with any deterioration of the underlying mortgage loan portfolio.
     43. Paulson came to believe that synthetic CDOs whose reference assets consisted of certain Triple B-rated mid-and-subprime RMBS would experience significant losses and, under certain circumstances, even the more senior AAA-rated tranches of these so-called “mezzanine” CDOs would become worthless.
     44. Paulson performed an analysis of recent-vintage BBB-rated RMBS and identified over 100 bonds it expected to experience credit events (i.e., events of default, in the near future). Paulson’s selection criteria favored RMBS that included a high percentage of adjustable rate mortgages, relatively low borrower FICO scores, and a high concentration of mortgages in states like Arizona, California, Florida and Nevada that had recently experienced high rates of home price appreciation.
     45. It has been reported that Paulson then approached now defunct Bear Sterns asking Bear Sterns to structure and market a synthetic CDO referencing the BBB rated bonds it had identified for which Paulson could then enter into a series of CDS and effectively bet against the referenced portfolio. It has been reported that Bear Sterns “decided that bringing more mortgage-backed securities into the world, just so that Paulson could bet on their toxicity, was a ‘reputation issue’. It did not wish to sell an investment to clients without telling them that a bearish hedge fund had inspired the creation.” Therefore Bear Sterns rejected Paulson’s proposal because as stated by Bear Sterns trader Scott Eichel: “It didn’t pass our ethics standards; it was a reputation issue, and it didn’t pass our moral compass.”
     46. In early 2007, Paulson approached Goldman Sachs with the same proposed transaction and asked the Company to help it find counterparties to its desired short positions so that it could buy protection, i.e., take a short position, through the use of CDS, on the RMBS it had adversely selected, under the belief that the bonds would experience credit events, i.e., defaults.
     47. Specifically, Paulson suggested a synthetic CDO whose performance was tied to BBB-rated RMBS. Paulson discussed with Goldman Sachs the creation of a CDO that would allow Paulson to participate in selecting a portfolio of reference obligations, which he had already identified, and then effectively short the RMBS portfolio it helped select by entering into CDS with Goldman Sachs to buy protection on specific layers of the synthetic CDO’s capital structure.
     48. Both Paulson and Goldman Sachs recognized that the existing market for the sale of CDOs was rapidly declining. In fact, it has been reported that portions of an email in French and English sent by Defendant Tourre, who structured the transaction, to a friend on January 23, 2007 stated, in English translation where applicable: “More and more leverage in the system, The whole building is about to collapse anytime now...Only potential survivor, the fabulous Fab [rice Tourre]...standing in the middle of all these complex, highly leveraged, exotic trades he created without necessarily understanding all of the implications of those monstrosities!!!” Similarly, it has been reported that an email on February 11, 2007 to Tourre from the head of the Goldman Sachs structured product correlation trading desk stated in part, “the cdo biz is dead we don’t have a lot of time left.”
     49. Furthermore, both Goldman Sachs and Tourre knew that it would be difficult, if not impossible, to place the liabilities of a synthetic CDO if it were disclosed to investors that a short investor, such as Paulson, played a significant role in the collateral selection process. By contrast, they knew that the identification of an experienced and independent third-party collateral manager as having selected the portfolio would facilitate the placement of the CDO liabilities despite the fact that the CDO market that was beginning to decline. Most importantly, Goldman Sachs knew that at least one significant potential investor, IKB Deutsche Industriebank AG (“IKB”), was unlikely to invest in the liabilities of a CDO that did not utilize a collateral manager to analyze and select the reference portfolio.
     50. It has been reported that contemporaneous internal correspondence reflects the fact that Goldman Sachs’ executives knew that not every collateral manager would “agree to the type of names [of RMBS] Paulson want[s] to use” and put its “name at risk... on a weak quality portfolio.”
     51. Against this backdrop, in January 2007, Goldman Sachs executives approached ACA and proposed that it serve as the “Portfolio Selection Agent” for a CDO transaction sponsored by Paulson. ACA previously had constructed and managed numerous CDOs for a fee, and in fact as of December 31, 2006, ACA had closed on 22 CDO transactions with underlying portfolios consisting of $15.7 billion of assets. Moreover, Goldman Sachs had strong ties to

ACA, and indeed Alan S. Rosenman the CEO of ACA, is married to or cohabitates with Frances R. Bermazohn, Goldman Sachs’ managing director and deputy general counsel.
     52. Internal correspondence reveals the fact that Goldman Sachs executives, including Defendant Tourre planned to prominently feature the fact that ACA was acting as portfolio selection agent in the marketing materials for the bonds, going so far as to note “this will be important that we can use ACA’s branding to help distribute the bonds.” Moreover, the memorandum to the Mortgage Capital Committee seeking approval of the transaction stated that Goldman Sachs and Tourre “intend to target suitable structured product investors who have previously participated in ACA-managed cashflow CDO transactions or who have previously participated in prior ABACUS transactions.”
     53. In January 2007, Paulson and Defendant Tourre provided ACA with a list of 123 2006 RMBS rated Baa2 and selected by Paulson. Neither Paulson nor Tourre disclosed to ACA that the bonds were selected based upon Paulson’s belief that they would fail, nor the fact that Paulson intended to effectively short the RMBS portfolio it helped select by entering into CDS with Goldman Sachs to buy protection on specific layers of the synthetic CDO’s capital structure. Indeed, Defendant Tourre misled ACA into believing that Paulson, as the sponsor, would retain a portion of the equity tranche in CDO, meaning he would retain a portion of the CDO with the highest risk. After analysis of the proposed list, and some further modifications, ACA agreed upon a list of 90 RMBS bonds acceptable to Paulson to form the reference portfolio for Abacus 2007-AC1.
The Marketing of Abacus 2007 — AC1
     54. The Goldman Sachs Mortgage Capital Committee, consisting of approximately one dozen senior-level managerial employees of Goldman Sachs — without the participation of any independent members of the Board, and without submission to the Risk Committee, approved the Abacus 2007-AC1 transaction on or about March 12, 2007, in what has been described as a routine meeting in a drab conference room which none of the committee members specifically recall. Goldman Sachs expected to earn between $15-and-$20 million for structuring and marketing Abacus 2007-AC1, and Defendant Tourre expected to receive substantial incentive compensation for completing the transaction.
     55. The marketing materials used by Goldman Sachs and Defendant Tourre for Abacus 2007-AC1 represented that ACA selected the reference portfolio, but failed to disclose that Paulson, a party with economic interests adverse to CDO investors, played a significant role in the selection of the reference portfolio and that ACA’s CEO had strong personal ties to Goldman Sachs’ managing director and deputy general counsel.
     56. For example, a 9-page term sheet for Abacus 2007-AC1 prepared by Defendant Tourre for Goldman Sachs described ACA as the “Portfolio Selection Agent” and stated in bold print at the top of the first page that the reference portfolio of RMBS had been “selected by ACA.”
     57. Similarly, a 65-page flip book for Abacus 2007-AC1 represented on its cover page that the reference portfolio of RMBS had been “Selected by ACA Management, LLC.” The flip book included a 28-page overview of ACA describing its business strategy, senior management team, investment philosophy, expertise, track record and credit selection process, together with a 7-page section of biographical information on ACA officers and employees. Investors were assured that the party selecting the portfolio had an “alignment of economic interest” with investors.
     58. Likewise, the cover page of the 178-page offering memorandum for Abacus 2007-AC1 included a description of ACA as “Portfolio Selection Agent.” The Transaction

Overview, Summary and Portfolio Selection Agent sections of the memorandum each represented that the reference portfolio of RMBS had been selected by ACA. This document contained no mention of Paulson, its economic interests in the transaction, or its role in selecting the reference portfolio
     59. These documents contained no mention of Paulson, its economic interests in the transaction, its role in selecting the reference portfolio, or the personal relationship between Alan S. Rosenman the CEO of ACA and Frances R. Bermazohn, Goldman Sachs’ managing director and deputy general counsel.
ACA Capital and ABN Amro
     60. In addition to ACA’s role as set forth above, ACA’s parent company, ACA Capital Holdings, Inc. (“ACA Capital”), provided financial guaranty insurance on a variety of structured finance products including RMBS CDOs, through its wholly-owned subsidiary, ACA Financial Guaranty Corporation. On or about May 31, 2007, ACA Capital sold protection or “wrapped” the $909 million super senior tranche of Abacus 2007-AC1, meaning that it assumed the credit risk associated with that portion of the capital structure via a CDS in exchange for premium payments of approximately 50 basis points per year.
     61. ACA Capital, like ACA itself, was unaware of Paulson’s short position in the Abacus 2007-AC1 transaction. ACA Capital would not have written protection on the super senior tranche if it had known that Paulson, which played an influential role in selecting the reference portfolio, had taken a significant short position instead of a long equity position in the form of retention of the equity tranche, as Defendant Tourre had represented, in Abacus 2007-AC1.

     62. The super senior transaction with ACA Capital was intermediated by ABN AMRO Bank N.V. (“ABN”), which was one of the largest banks in Europe during the relevant period. This meant that, through a series of CDS between ABN and Goldman Sachs and between ABN and ACA that netted ABN premium payments of approximately 17 basis points per year, ABN assumed the credit risk associated with the super senior portion of Abacus 2007-ACl’s capital structure in the event ACA Capital was unable to pay
     63. Goldman Sachs sent ABN copies of the Abacus 2007-AC1 term sheet, flip book and offering memorandum, all of which represented that the RMBS portfolio had been selected by ACA and omitted any reference to Paulson’s role in the collateral selection process and its adverse economic interest. Defendant Tourre also told ABN in emails that ACA had selected the portfolio. These representations and omissions were materially false and misleading because, unbeknownst to ABN, Paulson played a significant role in the collateral selection process and had a financial interest in the transaction that was adverse to ACA Capital and ABN.
     64. At the end of 2007, ACA Capital was experiencing severe financial difficulties. In early 2008, ACA Capital entered into a global settlement agreement with its counterparties to effectively unwind approximately $69 billion worth of CDSs, approximately $26 billion of which were related to 2005-06 vintage subprime RMBS. ACA Capital is currently operating as a run-off financial guaranty insurance company.
     65. In late 2007, ABN was acquired by a consortium of banks that included the Royal Bank of Scotland (“RBS”). On or about August 7, 2008, RBS unwound ABN’s super senior position in Abacus 2007-AC1 by paying Goldman Sachs $840,909,090. Most of this money was subsequently paid to Paulson based upon the CDS between Goldman Sachs and Paulson.
IKB

     66. Defendant Tourre and other Goldman Sachs executives, employees and agents then used these false and misleading materials to market Abacus-2009AC1, inter alia, to IKB, ACA Capital Holdings, Inc. (“ACA Capital”), and ABN Amro.
     67. IKB is a commercial bank headquartered in Dusseldorf, Germany. Historically, IKB specialized in lending to small and medium-sized companies. Beginning in and around 2002, IKB, for itself and as an advisor, was involved in the purchase of securitized assets referencing, or consisting of, consumer credit risk including RMBS CDOs backed by U.S. mid-and-subprime mortgages. In late 2006 IKB informed a Goldman Sachs sales representative and Defendant Tourre that it was no longer comfortable investing in the liabilities of CDOs that did not utilize a collateral manager, meaning an independent third-party with knowledge of the U.S. housing market and expertise in analyzing RMBS.
     68. Specifically, in February, March and April 2007, Goldman Sachs sent IKB copies of the Abacus 2007-AC1 term sheet, flip book and offering memorandum, all of which represented that the RMBS portfolio had been selected by ACA and omitted any reference to Paulson, its role in selecting the reference portfolio, its adverse economic interests or the personal relationship between Alan S. Rosenman the CEO of ACA and Frances R. Bermazohn, Goldman Sachs’ managing director and deputy general counsel..
     69. IKB bought $50 million worth of Class A-l notes at face value. The Class A-l Notes paid a variable interest rate equal to LIBOR plus 85 basis points and were rated Aaa by Moody’s and AAA by S&P. IKB bought $100 million worth of Class A-2 Notes at face value. The Class A-2 Notes paid a variable interest rate equal to LIBOR plus 110 basis points and were rated Aaa by Moody’s and AAA by S&P.

     70. Within months of closing, Abacus 2007-AC1’s Class A-1 and A-2 Notes were nearly worthless and IKB lost almost all of its $150 million investment. Most of this money was ultimately paid to Paulson in a series of transactions based upon the CDS between Goldman Sachs and Paulson.
     71. As a result of the forgoing conduct, on April 16, 2010, the SEC filed a civil lawsuit with claims against Goldman Sachs and Defendant Tourre for violation of the federal securities laws seeking injunctive relief, disgorgement of profits, prejudgment interest, civil penalties and other appropriate and necessary equitable relief. Consequently, Goldman Sachs faces claims for civil liability with respect to the sale of Abacus 2007-AC1 bonds in excess of $1 billion, in addition to the costs of investigation and defense.
DERIVATIVE ALLEGATIONS
     72. Plaintiff brings this action derivatively on behalf and for the benefit of the Company to remedy the wrongdoing alleged herein.
     73. Plaintiff will fairly and adequately represent the interests of the Company, and has retained competent counsel, experienced in derivative litigation, to enforce and prosecute this action.
     74. Goldman Sachs is named as a nominal defendant solely in a derivative capacity. This is not a collusive action to confer jurisdiction on this Court that it would not otherwise have.
DEMAND IS FUTILE
     75. Plaintiff incorporates by reference and realleges each and every allegation stated above as if fully set forth herein. Plaintiff did not make a demand on the Board to bring this action because such demand would be futile given the facts as alleged herein and, therefore, such a demand is excused.

     76. At the time of the filing of this action, Goldman Sachs’ Board of Directors was composed of twelve (12) directors — defendants Blankfein, Cohn, Bryan, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, and Simmons. Each of these directors has been named as a defendant in this action
     77. The Director Defendants owed a duty to Goldman Sachs and its shareholders to be reasonably informed about the business and operations of the Company. The Director Defendants completely abdicated their oversight duties to the Company by failing to implement internal procedures and controls necessary to prevent the wrongdoing alleged herein.
     78. Demand on the Goldman Sachs Board to institute this action is not necessary because such a demand would have been a futile and useless act, particularly for the following additional reasons:
          a. The principal professional occupation of defendants Blankfein and Cohn is their employment with Goldman Sachs pursuant to which they received and continue to receive substantial monetary compensations and other benefits. Specifically, for FY:07 (the year in which Abacus 2007-AC1 was sold) Goldman Sachs paid defendant Blankfein $70,324,352 in total compensation and defendant Cohn $72,511,357 in total compensation. Accordingly, defendants Blankfein and Cohn lack independence and disinterestedness in their ability to evaluate any claims against Goldman Sachs rendering them incapable of impartially considering a demand to commence and vigorously prosecute this action;
          b. Each of the Director Defendants, as detailed herein, participated in, approved and/or permitted the wrongs alleged herein to have occurred and are, therefore, not disinterested parties and thus could not exercise independent objective judgment in deciding whether to bring this action or fairly and fully prosecute such a suit even if such suit was instituted;
          c. The Director Defendants had a responsibility and obligation to assure that the Company had a proper system of internal controls and other oversight procedures were in place to detect and prevent the Company and its executives and employees from violating the federal securities laws and/or engaging in transactions which posed an inherent conflict of interest. As detailed above, the Director Defendants abdicated this responsibility over a period of more than three years and permitted the conduct alleged herein to occur. Accordingly, the Director Defendants could not exercise independent objective judgment in deciding whether to bring this action because they are personally interested in the outcome of this lawsuit as it is their actions which have subjected Goldman Sachs to billions of dollars in liability;
          d. Defendants Bryan, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, and Mittal served on the Company’s Audit Committee during the Relevant Period. Among other things, the Audit Committee requires the Audit Committee to “assist the Board in its oversight of. . .(ii) the Company’s compliance with legal and regulatory requirements, . . .and (vi) the Company’s management of market, credit, liquidity and other financial and operational risks” Despite their responsibilities as members of the Audit Committee and their knowledge of Goldman Sachs’ exposure to the subprime mortgage and credit crisis, defendants Bryan, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, and Mittal abdicated their responsibility to monitor and oversee the Company’s compliance with the federal securities laws and assumption of risk and liability in the form of the Abacus transactions as set forth above. By such actions, these defendants breached their fiduciary duties and any demand upon them would have been futile; and
          e. The acts complained of herein constitute violations of state law and the fiduciary duties owed by the Director Defendants and are incapable of ratification.
     79. The Individual Defendants’ conduct described herein and summarized above could not have been the product of legitimate business judgments as it was based on intentional, reckless and disloyal misconduct. Thus, none of the Individual Defendants, who constitute a majority of the current Board of the Company, can claim exculpation from their violations of duty pursuant to the Company’s charter (to the extent such a provision exists). As a majority of the Individual Defendants face a substantial likelihood of liability, they are self-interested in the transactions challenged herein and cannot be presumed to be capable of exercising independent and disinterested judgment about whether to pursue this action on behalf of the shareholders of the Company. Accordingly, demand is excused as being futile.
FIRST CAUSE OF ACTION
(Breaches of Fiduciary Duties)
     80. Plaintiff incorporates by reference and realleges each and every allegation as set forth above as if fully set forth herein.
     81. Each defendant owed the Company and its shareholders the highest duties of loyalty, good faith, honesty, and care in conducting their affairs and the business of the Company.
     82. The Individual Defendants owed a fiduciary duty of loyalty, due care and good faith to Goldman Sachs to properly install a proper system of internal controls and other oversight procedures to detect and prevent the Company and its executives and employees from violating the federal securities laws and/or engaging in transactions which posed an inherent conflict of interest, and to monitor and control the risks and liabilities to which the Company was subjected.
     83. The Individual Defendants breached their fiduciary duties by failing to properly supervise and monitor the adequacy of Goldman Sachs’ internal controls and by allowing Defendant Tourre and other Goldman Sachs executives, employees, and agents to engage in the conduct and structure and market the transactions set forth herein.
     84. The Individual Defendants have engaged, knowingly or recklessly, in a sustained and systematic failure to exercise their oversight responsibilities to ensure that Goldman Sachs complied with federal and state laws, rules and regulations over a period of more than three years.
     85. As members of the Board of Goldman Sachs, the Director Defendants were directly responsible for authorizing or permitting the authorization of, or failing to monitor, the practices which resulted in violations of the federal and state laws as alleged herein. Each of them had knowledge of and actively participated in and/or approved of or acquiesced in the wrongdoings alleged herein or abdicated his/her responsibilities with respect to these wrongdoings. The alleged acts of wrongdoing have subjected Goldman Sachs to unreasonable risks of loss and expenses.
     86. Each of the Individual Defendants’ acts in causing or permitting the Company to engage in the conduct and transaction set forth herein and abdicating his oversight responsibilities to the Company has subjected the Company to liability for violations of federal and state law, and therefore was not the product of a valid exercise of business judgment and was a complete abdication of their duties as officers and/or directors of the Company. As a result of the Individual Defendants’ unlawful course of conduct and breaches of fiduciary duties, Goldman

Sachs has sustained substantial economic losses, and has had its reputation in the business community and financial markets irreparably tarnished.
     87. As a result of the misconduct alleged herein, the Individual Defendants are liable to the Company.
     88. Accordingly, Plaintiff, as a shareholder of the Company, seeks monetary damages, injunctive remedies, and other forms of equitable relief on Goldman Sachs’ behalf.
     89. Plaintiff and the Company have no adequate remedy at law.
     WHEREFORE, Plaintiff demands judgment and preliminary and permanent relief, including preliminary and permanent injunctive relief, in her favor and in favor of the Company, as appropriate, against all of the Individual Defendants as follows:
     a. Authorizing the maintenance of this action as a derivative action, with Plaintiff as derivative plaintiff;
     b. Declaring that the Individual Defendants have violated their fiduciary duties to the Company;
     c. Awarding compensatory damages against defendants individually and severally in an amount to be determined at trial, together with pre-judgment and post-judgment interest at the maximum rate allowable by law;
     d. Awarding Plaintiff the costs and disbursements of this action, including reasonable allowances for Plaintiffs attorneys’ and experts’ fees and expenses; and
     e. Granting such other or further relief as may be just and proper under the circumstances.

Dated: April 22, 2010	FARUQI & FARUQI, LLP
	By:	/s/ Nadeem Faruqi
Nadeem Faruqi

Nadeem Faruqi
Beth A. Keller
369 Lexington Avenue, 10th Floor
New York, NY 10017
Telephone: (212) 983-9330
Facsimile: (212) 983-9331
GARDY & NOTIS, LLP
Mark C. Gardy
James S. Notis
560 Sylvan Avenue, Third Floor
Englewood Cliffs, NJ 07632
Telephone: (201) 567-7377
Facsimile: (201) 853-2768
Attorneys for Plaintiff

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